                                  EXHIBIT 12
                      FERRO CORPORATION AND SUBSIDIARIES
                      RATIO OF EARNINGS TO FIXED CHARGES



                                                         JUNE             JUNE
(DOLLARS IN THOUSANDS)                                   1998             1997
                                                       -------          -------

EARNINGS:
 PRE-TAX INCOME                                         56,441          (98,180)
 ADD: FIXED CHARGES                                      8,642            7,552
 LESS: INTEREST CAPITALIZATION                            (283)            (230)
                                                       -------          -------

        TOTAL EARNINGS                                  64,800          (90,858)
                                                       =======          =======


FIXED CHARGES:
 INTEREST EXPENSE                                        6,939            6,070
 INTEREST CAPITALIZATION                                   283              230
 INTEREST PORTION OF RENTAL EXPENSE                      1,420            1,252
                                                       -------          -------

        TOTAL FIXED CHARGES                              8,642            7,552
                                                       =======          =======


           TOTAL EARNINGS                               64,800          (90,858)


DIVIDED BY:
           TOTAL FIXED CHARGES                           8,642            7,552
                                                       -------          -------


                   RATIO                                  7.50           (12.03)



NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION. INTEREST PORTION OF RENTAL EXPENSE INCLUDES CONSERVATIVE ESTIMATES BASED ON CALCULATIONS FROM PRIOR YEARS.